Ex 28.i.4

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7098 Telephone: (215) 564-8000 Fax: (215) 564-8120

April 27, 2018

Board of Trustees
GPS Funds II
1655 Grant Street
10th Floor
Concord, CA 94520

Re:	Post-Effective Amendment Nos. 28/31 to the Registration Statement of GPS Funds II
File Nos. 333-170106; 811-22486

Ladies and Gentlemen:
We have acted as counsel to GPS Funds II, a statutory trust organized under the laws of the State of Delaware (the "Trust"), including its new series, GuidePath® Conservative Income Fund, GuidePath® Income Fund and GuidePath® Growth and Income Fund (the "Series"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 28 to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 (the "Securities Act") and Amendment No. 31 to such Registration Statement under the Investment Company Act of 1940, as amended (the "Investment Company Act") relating to the Series (the "Amendment").  The purpose of the Amendment is to register an indefinite number of shares of beneficial interest of the Series (collectively referred to hereinafter as the "Shares").
We have examined (i) a copy of the Trust's Certificate of Trust, as filed with the Secretary of State of Delaware on October 20, 2010, and amended on January 14, 2011 and March 23, 2011; (ii) the Trust's Amended and Restated Agreement and Declaration of Trust dated January 6, 2011; (iii) the Trust's By-Laws; (iv) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares; (v) a Certificate of Good Standing dated April 27, 2018 from the Secretary of State of Delaware; and (vi) such other matters we deem necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or "blue sky" laws of the State of Delaware or other states.

Board of Trustees
GPS Funds II
April 27, 2018

We have assumed the following for purposes of this opinion:

1. The Shares will be issued in accordance with the Trust's Declaration of Trust and Bylaws, each as amended to date, and resolutions of the Trust's Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2. The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Trust's Registration Statement on Form N-1A (the "Registration Statement").

Based upon and subject to the foregoing information and examination, we are of the opinion that, when the Amendment becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to reference in the Registration Statement to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By: /s/ Fabio Battaglia
Fabio Battaglia, a Partner